SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXHANGE ACT OF 1934
                           AMENDMENT NO.__________)(1)

                             Standard Funding Corp.
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
                         (Title of Class of Securities)

                                   853420 10 7
                                 (CUSIP Number)

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      Check the following box if a fee is being paid with this statement |_|. (A
fee is not required only if the filing person: (1) has a previous statement of file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of such class). (See Rule 13d-7).

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      (1) The remainder of this cover page shall be filled out for a reporting person's initial filings on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 853420 10 7                 13G                      PAGE 2 OF 3 PAGES
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1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
              Alan J. Karp
              ###-##-####

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) ___
                                                                         (b) ___

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
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  NUMBER OF         5. SOLE VOTING POWER                                 618,800
   SHARES
BENEFICIALLY        6. SHARED VOTING POWER                                 2,000
  OWNED BY
    EACH            7. SOLE DISPOSTIVE POWER                             618,800
 REPORTING
   PERSON           8. SHARED DISPOSITIVE POWER                            2,000
   WITH
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9.   AGGREGATE AMOUINT BENEFICIALLY OWNED BY EACHING
     REPORTING PERSON
              620,800
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES___
     CERTAIN SHARES*
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     22.5%
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12.  TYPE OF REPORTING PERSON*
     IN
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

CUSIP No. 853420 10 7                                          PAGE 3 OF 3 PAGES


                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and has not changed from the previously filed Schedule 13G.


                                       February 13, 1997



                                       Alan J. Karp, C.E.O.